Exhibit 99 (PRESS RELEASE)

                                  NEWS RELEASE

For Immediate Release                                   May 11, 2004

Contacts :  John K. Keach, Jr.                          Lawrence E. Welker
            Chairman                                    Executive Vice President
            Chief Executive Officer                     Chief Financial Officer
            (812) 373-7816                              (812) 523-7308

                          HOME FEDERAL BANCORP ANNOUNCES
                    RETIREMENT OF ITS CHIEF FINANCIAL OFFICER

(Columbus, In) -- Home Federal Bancorp (the "Company") (NASDAQ: HOMF), the
holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced that Lawrence E. Welker intends to retire from his positions as the
Company's Executive Vice President, Chief Financial Officer, Treasurer and
Secretary. Welker, whose retirement comes after 25 years of service with Home
Federal Bancorp, will remain in his current positions with the Company until a qualified replacement is selected. The search firm of Smith and Syberg, Inc., has been hired to provide assistance in selecting a qualified candidate to replace Welker. It is anticipated that this process will be completed in the third quarter of the current year and no later than September 30, 2004.

Welker began his career with HomeFederal Bank in May of 1979 as its Controller.
In 1982 he was elected its Chief Financial Officer and Treasurer, in 1991
Secretary, and in 1994 he became an Executive Vice President. Throughout his career Welker has at various times supervised the Data Processing, Human
Resources and Internal Audit Departments in addition to the financial functions of the Company that he is currently responsible for.

John Keach, Jr., Chairman of the Board and CEO of the Company, said, "Mr. Welker has served HomeFederal Bank and Home Federal Bancorp faithfully and tirelessly for 25 years. He helped see us through a difficult period for all banks and thrifts in the early 1980's, was instrumental in our stock conversion in 1988, and played a key roll in our conversion from a Federally chartered thrift to a
State chartered commercial bank in 2001. We will certainly miss his professionalism and experience but wish him the best in his retirement and future endeavors."

Home Federal Bancorp is a bank holding company registered under the Bank Holding
Company Act, which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank and a member of the Federal Reserve System. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through eighteen branch offices in southeastern Indiana.

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